Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

Tower Semiconductor Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2013 Share Incentive Plan (the “Plan”)	Equity	Ordinary Shares, par value NIS 15.00 per share (“Ordinary Shares”) (3)	Other	9,000,000	$32.97	$296,730,000	$147.60 per $1,000,000	$43,797.35
	Total Offering Amounts					$296,730,000		$43,797.35
	Total Fee Offsets (4)							--
	Net Fee Due							$43,797.35

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers an indeterminate number of Ordinary Shares which may become issuable pursuant to the adjustment provisions of the Plan to which this Registration Statement relates.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the Plan is based upon the average of the high and low prices of the Registrant’s Ordinary Shares, as reported on The Nasdaq Global Select Market on February 23, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3) Includes Ordinary Shares (i) issuable upon vesting of restricted stock units previously granted under the Plan and (ii) which may hereafter be issued pursuant to awards which may be granted under the Plan.

(4) The Registrant does not have any fee offsets.